Exhibit 10.1

CONSULTING SERVICES AGREEMENT
BETWEEN REXON LIMITED AND THERMOENERGY CORPORATION

This agreement (“Agreement”) is entered into as of the  3rd  day of August 2009, between ThermoEnergy Corporation located at 124 West Capitol Avenue. Suite 880, Little Rock, Arkansas 72201 (“TMEN”) and Rexon Limited located at Suite 1000, 230 Park Avenue, New York, NY 10169 (“Rexon”),  and, with TMEN, the “Parties”).

WHEREAS TMEN desires to employ the services of Arthur Reynolds to serve as interim Chief Financial Officer of TMEN and to assist TMEN in the structuring of a recapitalization financing.

WHEREAS Rexon represents and warrants that Arthur Reynolds has the experience and expertise to function as interim Chief Financial Officer of TMEN and to structure a recapitalization financing.

NOW THEREFORE, in consideration of the mutual promises and covenants herein, TMEN and Rexon mutually agree as follows:

1. RECITALS

1.1	Rexon shall assist TMEN by providing the services of Arthur Reynolds to assist TMEN with TMEN’s above-cited objective.

1.2	Rexon shall provide services to TMEN as an independent contractor and not as an employee of TMEN.

1.3	The Recitals shall be deemed to be part of the Agreement for all purposes.

THEREFORE, TMEN engages the services of Rexon.  In consideration of the mutual promises contained in this Agreement, the Parties agree was follows:

2. TERMS AND TERMINATION

2.1	The term shall commence on the Agreement date and shall remain in full force and effect unless otherwise agreed mutually by the Parties.

2.2
In consideration for the above-cited services, TMEN shall pay to Rexon a retainer in the amount of $15,000 per month, commencing August 1 2009, such payments to be made via wire transfer in accordance with Rexon’s instructions.

2.3
In addition to the Retainer, TMEN shall issue to Rexon warrants to purchase TMEN shares at an amount equivalent to $15,000 per month commencing August 1, 2009, at the share price prevailing on the first business day of each month.

2.4
TMEN may terminate the services of Arthur Reynolds at any time upon 180 days’ written notice to Rexon.  Upon termination and at the notice period all obligations to make payments to Rexon in cash or securities shall become void.

2.5
All reasonable and customary expenses incurred by Rexon in connection with its services hereunder, including all reasonable and customary expenses incurred by Arthur Reynolds while serving as interim Chief Financial Officer of TMEN, shall be for the account of TMEN. Rexon shall account in a timely manner to TMEN for all expenses.

2.6
In the event that TMEN is successful in its objective of successfully negotiating the contemplated recapitalization, Rexon shall be entitled to a bonus (“the success fee”) in an amount to be agreed by Rexon and the Compensation Committee of TMEN’s Board of Directors, such remuneration to be paid in cash or in securities or in a combination thereof.  In the event that all or part of the success fee is paid in securities, the price of such securities will be equal to the recapitalization share price.

2.7
For a period of five years from the date of this Agreement, in the event that any closed transaction between TMEN and any entity introduced to TMEN by Rexon provides TMEN with any financial or commercial advantages, TMEN and Rexon shall determine and agree reasonable and customary successful efforts compensation.

2.8
Rexon represents that it is not, and is not required under applicable law to be, registered as a broker/dealer or investment advisor under any applicable Federal or state law of the USA, and agrees that neither Rexon nor Arthur Reynolds will, in performance of this Agreement, engage in any activity that may be performed by a registered broker/dealer or registered investment advisor.

3. MISCELLANEOUS

3.1
Any notice required or permitted to be given under the Agreement shall be in writing and may be hand-delivered, faxed, mailed (return receipt requested) or sent by e-mail or other means of electronic transmission and shall be deemed given when received.

3.2	This Agreement is executed in two (2) originals.

3.3	This Agreement shall be binding upon the Parties and their respective trustees, receivers, heirs, executors, administrators, successors and assigns.

3.4	The headings of this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

3.5
Either Party’s waiver of any breach, or failure to enforce any of the terms and conditions of this Agreement, at any time, shall not in any way affect, limit, or waive such Party’s right thereafter to enforce and compel strict compliance with every term and condition under this Agreement.

3.6	The construction, performance and completion of this Agreement are to be governed by the laws of the State of New York, USA.

3.7	This Agreement supersedes any and all prior understandings, including written or oral agreements, between the Parties respecting the subject matter.

3.8
In the event of a disagreement or dispute regarding matters covered by this Agreement, which cannot be resolved by mutual agreement, the Parties shall submit such disagreement or dispute to binding arbitration in accordance with the rules and procedures of the American Arbitration Association.  Any questions of law shall be decided under the laws of the State of New York, USA.  It is the intention of the Parties hereto that this provision shall govern all disputes.

3.9
Any notice to be given under this Agreement shall be given by enclosing the same in a sealed postage prepaid envelope, and depositing the same in the United States Postal Services, addressed as follows:

If to TMEN:	Dennis Cossey
Chairman
ThermoEnergy Corporation
124 West Capitol Avenue – Suite 880
Little Rock. Arkansas 72201

If to Rexon:	Arthur S. Reynolds
Director
Rexon Limited
Suite 1000
230 Park Avenue
New York, NY, 10169

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

REXON LIMITED

By:	/s/ Arthur S. Reynolds

THERMOENERGY CORPORATION

By:	/s/ Dennis C. Cossey